Exhibit 10.4

ACME PACKET, INC.

INCENTIVE STOCK OPTION AGREEMENT
(Form of Incentive Stock Option Agreement)

This INCENTIVE STOCK OPTION AGREEMENT, dated as of <date> (this “Agreement”), is between ACME PACKET, INC., a Delaware corporation (the “Company”), and <Employee Name> (the “Optionee”).  Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Company’s 2006 Equity Incentive Plan, a copy of which is attached hereto as Exhibit A (the “Plan”).

1.             Grant of Option.  Pursuant to the Plan, the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any number of an aggregate of <Number of Shares> shares, subject to adjustment pursuant to Section 8 of the Plan (the “Option Shares”), of the Company’s common stock, $.001 par value per share, at a price of $<price> per share.  The Option is granted as of <Date of Grant> (the “Grant Date”).

2.             Character of Option.  The Option is intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.             Duration of Option.  Unless subject to earlier expiration or termination pursuant to the terms of the Plan, the Option shall expire on the ten year anniversary of the Grant Date.

4.             Exercise of Option.

(a)           Vesting Schedule.  The Option may be exercised, at any time and from time to time until its expiration or termination, for any or all of those Option Shares in respect of which the Option shall have become exercisable, in accordance with the provisions set forth below in this Section 4, on or at any time prior to the date of any such exercise.  Subject to the provisions of the Plan (including, without limitation, the provisions of Section 7.1(e) of the Plan), the Option shall become exercisable for (i) 25% of the Option Shares on [____________] (the “First Vesting Date”), and (ii) for the remaining Option Shares in a series of twelve (12) quarterly installments thereafter, with each installment being as nearly equal as practicable (as determined by the Company in its reasonable discretion), with the first of such quarterly installments becoming exercisable on the first day of the first calendar quarter after the First Vesting Date and an additional of such quarterly installments becoming exercisable on the first day of each calendar quarter thereafter (other than the last of such quarterly installments which shall become exercisable on the third anniversary of the First Vesting Date if such third anniversary is later than the first day of the calendar quarter in which such last installment would have been otherwise exercisable) until the Option shall have become exercisable for all of the Option Shares(1).  Notwithstanding anything expressed or implied to the contrary in the foregoing provisions of this Section 4(a), (A) the exercisability of the Option shall, as provided in Section 4(b) below, be automatically Accelerated under certain circumstances and (B) the exercisability of the Option may, as provided in Section 7.1(d) of the Plan, at any time be Accelerated in the discretion of the Committee.

(b)           Acceleration of Vesting.  Notwithstanding anything in Section 4(a) above to the contrary but subject to the provisions of Section 4(c) below, in the event that (A) a Change of Control occurs prior to the time that the Option is exercisable in full for all of the Option Shares, (B) the Optionee is an employee of the Company immediately prior to such Change of Control and (C) (i) the Optionee suffers any material adverse change in authorities, duties or responsibilities, (ii) the Optionee voluntarily terminates his employment with the Company following any relocation of the Optionee (without his written consent) by the Company to a location that increases Optionee’s commute prior to such relocation by more than fifty (50) miles or (iii) the Company terminates the Optionee’s employment with the Company for any reason or no reason (other than Cause, as such term is defined in Section 4(c) below), in the case of any of the foregoing clauses (i), (ii) or (iii) at any time within 365 days after the occurrence of such Change of Control, then the exercisability of the Option shall be automatically Accelerated such that the Option shall become exercisable for an additional number of Option Shares equal to fifty percent (50%) of the then Unvested Option Shares (as defined below in Section 4(c) below).  The foregoing provisions of this Section 4(b) shall be implemented ratably across all Unvested Option Shares that are subject to the Option immediately prior to automatic Acceleration pursuant to this Section 4(b) regardless of when the Option would have otherwise become exercisable for such Unvested Option Shares pursuant to Section 4(a) above. Notwithstanding anything express or implied to the contrary in the foregoing provisions of this Section 4(b), the Option may, as provided in Section 7.1(d) of the Plan, at any time be further accelerated at the discretion of the Committee.

(c)           Continuation of Employment by Successor.  If the Optionee is an employee of the Company immediately prior to a Change of Control, then employment of the Optionee following such Change of Control by any person or entity that is the successor or acquiror of the Company as a result of such Change of Control or that is the parent company or affiliate of such successor or acquiror (in either case, the “Successor Employer”) shall be treated under this Agreement as if the Optionee continued to be employed by the Company, and in such context any reference in this Agreement to the Company shall be deemed to be a reference to the Successor Employer.

(1)             The specific vesting schedule of each option granted under the Plan is determined at the discretion of the Committee on a case-by-case basis at the time of grant.

(d)           Definitions.

“Cause” shall mean (i) if the Optionee is convicted of, or pleads guilty or no contest to, a felony or any crime involving moral turpitude, deceit, dishonesty or fraud; (ii) any act of embezzlement, theft, sexual harassment, discrimination, fraud or other acts of a criminal nature by the Optionee in his dealings with the Company or its employees or representatives, as determined by the Board of Directors of the Company; (iii) the breach by the Optionee of any material term of an agreement with the Company or any of its subsidiaries, including covenants not to compete and provisions relating to confidential information and intellectual property rights; or (iv) any failure by the Optionee to comply with a specific directive given by the Company’s executive officers or Board of Directors which failure has not been cured within 30 days after written notice from the Company.

“Unvested Option Shares” shall mean, at the relevant time of reference thereto, those Option Shares for which the Option has not yet become exercisable at such time pursuant to Section 4(a) and without giving effect to the provisions of Section 4(b) above.

5.             Transfer of Option.  Other than as expressly permitted by the provisions of Section 7.1(f) of the Plan, the Option may not be transferred except by will or the laws of descent and distribution and, during the lifetime of the Optionee, may be exercised only by the Optionee.

6.             Incorporation of Plan Terms.  The Option is granted subject to all of the applicable terms and provisions of the Plan, including, but not limited to, the limitations on the Company’s obligation to deliver Option Shares upon exercise set forth in Section 9.1 (Violation of Law), Section 9.2 (Corporate Restrictions on Rights in Stock), Section 9.3 (Investment Representations) and Section 9.7 (Tax Withholding).

7.             Miscellaneous.  This Agreement shall be construed and enforced in accordance with the internal, substantive laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.

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IN WITNESS WHEREOF, the parties have executed this Incentive Stock Option Agreement as a sealed instrument as of the date first above written.

ACME PACKET, INC.		OPTIONEE

By:
Name:
Title
Optionee’s Address:

Exhibit A

2006 EQUITY INCENTIVE PLAN